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                                    Exhibit 2

To the Holders of
TIERS Asset-Backed Securities,
Series CHAMT Trust 1997-7
Floating Rate Certificates, Class B
CUSIP: 8712928AS8


Pursuant to Section 4.2 of the Base Trust Agreement dated September 15, 1997 between Structured Products Corporation and Delaware Trust Capital Management, Inc. , First Trust of New York, National Association, as Administrator, hereby gives notice with respect to the Distribution occurring on January 15, 1998 (the "Distribution Date") as follows:

(i) The amount of the distribution to holders of each Class of Securities allocable to principal of and premium, if any, and interest and the amount of aggregate unpaid interest accrued, if any, as of the Distribution Date, expressed as a dollar amount per $1,000 original face amount thereof, were as follows:
                                 Fixed Rate Notes,    Floating Rate Certificates
                                 Class A              Class B

Principal                        $5.573333            $5.322071
Premium, if any                  $0.00                $0.00
Interest Paid                    $0.00                $0.00
Interest Accrued and not paid    $0.00                $0.00


(ii) The Floating Rate Pass Through Rate applicable to the Floating Rate Class B Certificates for the period from December 15, 1997 through January 15, 1998 and payable on the on the Distribution Date , as calculated by Westdeutsche Landesbank Girozentrale, the Calculation Agent is 6.18047%.

(iii) No compensation has been paid to the Administrator or Trustee from Available Funds under the TIERS Asset-Backed Securities, Series CHAMT Trust 1997-7.

(iv) The aggregate stated principal amount of the Chase Credit Card Master Trust Class A Floating Rate Certificates, Series 1996-4 (the "Deposited Assets") is $363,900,000 and the notional amount is the same.

(v) The Deposited Assets will bear interest at a rate of 6.0675% for the period from January 15, 1996 through February 16, 1998.

(vi) The Deposited Assets are rated AAA by Standard & Poors and Aaa by Moody's Investors Service .

(vii) The Eligible Investments held by the Issuer as of the Distribtion Date were as follows:
      None.


(viii) The PSA Index Rate determined with respect to the Distribution Date by Westdeutsche Landesbank Girozentrale, as Swap Counterparty is not to be determined prior to February 1999.

(ix) The aggregate outstanding principal balance of, Notional Amount attributable to and the Currect Factor applicable to each class of Securities as of the close of business on the Distribution Date were as follows:

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                              Fixed Rate Notes,       Floating Rate Certificates
                              Class A                 Class B

Aggregate Outstanding         $352,980,000            $10,920,000
Principal Balance
Notional Amount               $352,980,000            $10,920,000
Current Factor                1.00000000              1.00000000

First Trust of New York, National Association, as Administrator

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